CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference into the accompanying Registration Statement on Form S-8 for SKYFRAMES, INC. (formerly known as Helsinki Capital Partners, Inc.), of our report dated September 25, 2002, relating to the financial statements of Helsinki Capital Partners, Inc. for the year ended March 31, 2002, which appears in the Annual Report on Form 10-KSB of Helsinki Capital Partners, Inc. for the year ended March 31, 2002, and of our report dated October 18, 2002, relating to the financial statements of Skyframes, Inc. (formerly known as Cyber Village, Inc.) for the period from inception on May 24, 2002 through August 31, 2002, which appears in the current report of Skyframes, Inc. on Form 8-K/A dated August 31, 2002.




PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
November 25, 2002